SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Quanta Services, Inc.
(Name of Registrant as Specified In Its Charter)
Aquila, Inc. (f/k/a Utilicorp United Inc.)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

        Aquila, Inc. (formerly known as UtiliCorp United Inc.), a Delaware Corporation, is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on May 3, 2002 with respect to the solicitation of proxies for electing nominees to the board of directors of Quanta Services, Inc. ("Quanta") at the 2002 annual meeting of stockholders of Quanta.

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News Release

Media Contacts: Judith Wilkinson / Eden Abrahams Joele Frank, Wilkinson Brimmer Katcher — (212) 355-4449	Investor Contact: Ellen Fairchild Aquila — (816) 527-1409

AQUILA MAILS ADDITIONAL PROXY MATERIALS TO
QUANTA STOCKHOLDERS

        Kansas City, MO, May 3, 2002 — Aquila, Inc. (NYSE: ILA; formerly UtiliCorp United Inc.) announced today that it is mailing additional proxy materials to Quanta stockholders of record for the upcoming Annual Meeting scheduled for May 23, 2002, in support of Aquila's slate of nominees for election to Quanta's 2002 Board of Directors. Included in Aquila's materials is the following letter to Quanta stockholders:

To Our Fellow Quanta Stockholders:

        Accompanying this letter are Aquila's proxy statement and a GOLD proxy card relating to the upcoming 2002 annual meeting of stockholders of Quanta Services, Inc. to be held on May 23, 2002. This material is being sent to all Quanta stockholders entitled to vote at its annual meeting. We are seeking your support to elect a new board of directors. For the reasons discussed in this letter and the accompanying proxy statement, we urge you to sign and return the enclosed GOLD proxy card in support of Aquila's board nominees.

AQUILA IS COMMITTED TO MAXIMIZING VALUE FOR ALL QUANTA STOCKHOLDERS

        Aquila is Quanta's largest stockholder with a total equity investment exceeding $715 million. Consequently, our interest is closely aligned with all other Quanta stockholders and we only stand to gain from our investment in Quanta when and if Quanta's share price increases, as is true for every other stockholder. However, we realize that in order to win your support we need to provide our fellow stockholders with a compelling program for restoring value at Quanta. Together with our financial advisor, Salomon Smith Barney Inc., we have been evaluating a full range of options for maximizing stockholder value. Please consider what we are offering you:

  •
  Aquila's slate of directors, if elected, will be committed to initiating promptly an auction process for the sale of Quanta or one or more of its business units, whichever is most advantageous to Quanta's stockholders. Stockholders will be kept apprised of the progress of the auction process.

  •
  If the auction process does not result in any attractive bids, Aquila's nominees will cause Quanta to implement a stock repurchase program for 20% to 25% of Quanta's outstanding shares at an appropriate premium. We anticipate that a portion of the funds for this stock repurchase will be provided by Quanta from internally-generated funds and borrowings. However, Aquila is committed to providing sufficient funds through its own tender offer so that Quanta will be able to maintain an appropriate capital structure that will not unduly compromise its future financial flexibility and capacity for growth.

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  In addition, if Aquila's slate is elected at the annual meeting, the new Quanta board will initiate a long-term strategic plan designed to improve Quanta's operations and deliver the value that Quanta's stockholders demand and deserve. In this regard, Aquila will seek strategic investors for Quanta who will help advance Quanta's strategy and enhance its value by significantly increasing the scale of the business.

  •
  To protect minority stockholders following completion of the stock buyback, Aquila will enter into an agreement with Quanta that will ensure the election to the board of three independent directors with approval rights over transactions between Aquila and Quanta, including asset sales outside the ordinary course of business and a going private transaction in which Aquila acquires Quanta. In addition, while we have no current intention to sell any of our shares, we also will make sure that any purchaser(s) of our block of stock will agree to abide by these protections.

We believe that our economic program offers significantly greater opportunities to enhance value at Quanta than the current Board's status quo posture can hope to achieve.

WE BELIEVE IT IS IMPOSSIBLE FOR MANAGEMENT TO ARGUE THAT THEIR RECENT ACTIONS ARE IN THE BEST INTEREST OF STOCKHOLDERS

        You should know that the Board has taken actions that prohibit Aquila from buying shares from fellow stockholders. Apparently, Quanta's directors had no complaints so long as they were the ones who sold their shares to Aquila and pocketed millions. In fact, during 1999 and 2000, Aquila purchased shares of Quanta stock from members of Quanta's Board and senior management for an aggregate price exceeding $115 MILLION:

Individuals Selling Stock to Aquila	Position with Quanta	Value Received from Aquila
John R. Colson	CEO and Director	$40,149,375
Vincent D. Foster	Chairman and Director	7,647,500
John R. Wilson	SVP and Director	20,211,937
John A. Martell	Former Director	12,327,500
Gary A. Tucci	Director	24,471,250
Luke T. Spalj	Senior Vice President	9,559,375
James H. Haddox	Chief Financial Officer	2,188,312

	TOTAL	$116,555,249

        Yet, once they sold their shares to Aquila, the directors took it upon themselves to try to maintain control by adopting an amendment to Quanta's Poison Pill—in violation, we believe, of Quanta's expressed contractual commitments to Aquila—that limited Aquila's ability to buy more shares from other stockholders. If Quanta's directors and management have essentially bailed out of their investment in Quanta, why won't they let Aquila purchase your shares? We believe that the directors and management, now that they have disposed of such a large portion of their shares, are trying to further enrich themselves, as well as to hold onto their jobs, by adopting the Stock Employee Compensation Trust, or SECT, and lucrative change-of-control agreements—all at your expense. Consider the following:

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  Quanta's directors funded the SECT with 8,000,000 Quanta shares in exchange for a mere $70.14 in cash and an unsecured promissory note, which can be forgiven by Quanta at any time, has significantly diluted your ownership interest in Quanta. The fact is, for a mere $70.14 and a forgivable, unsecured promissory note, Quanta management not only further entrenched themselves by placing 8,000,000 additional shares in friendly hands, but also lined their pockets and the pockets of other employees with the ability to capture 10% of all stockholder value created over $16.50 per share through a sale of Quanta or otherwise.

  •
  The voting power of all Quanta stockholders has likewise been diluted and the Quanta Board has, in effect, "stuffed the ballot box" for the upcoming annual meeting. We can see no legitimate reason for giving Quanta's active employees 8,000,000 additional votes—a 10% block—at a time when almost none of these shares has been earned or paid for by employee benefit plan participants.

  •
  If Quanta is sold, the SECT will terminate. After SECT shares are sold to repay the note (to the extent not previously repaid or forgiven), the remaining shares will be available for distribution to employee benefit plan participants. Thus, Quanta employees participating in the SECT will be entitled to all the upside on 8,000,000 shares, resulting in a potentially significant windfall, especially for the key employees who also are entitled to lucrative change-of-control payments.

  •
  The new change-of-control arrangements will allow ten key employees to terminate their employment with Quanta for any reason whatsoever—or for no reason at all—six months following a change of control and receive substantial severance payments generally equal to three times their base salaries plus annual bonus.

        The self-serving actions of Quanta's Board and management will have consequences:

  •
  We believe that the adoption of the SECT, coupled with the new change-of-control arrangements, could have a chilling effect on potential acquirers, who will not only be required to fund the purchase of 8,000,000 additional shares, but also will be faced with the possibility that key members of management may walk away six months later for no good reason and pocket substantial severance payments.

  •
  Even if a potential acquirer is willing to purchase Quanta, we believe the acquirer will likely reduce the price paid to Quanta's stockholders—taking money out of your pockets—as a result of the additional expense represented by the SECT and the change-in-control payments.

QUANTA'S DIRECTORS HAVE BROKEN IMPORTANT AGREEMENTS
IN ORDER TO RETAIN CONTROL

        As an important inducement to Aquila making its initial investment in Quanta, the Quanta board of directors agreed that Aquila would be permitted to continue to purchase up to 49.9% of Quanta's fully diluted shares without interference from Quanta. What's more, Quanta agreed to assist Aquila in its efforts to acquire additional Quanta shares. Aquila would not have made any investment in Quanta without these promises. These agreements were memorialized by the following contractual provisions:

  Quanta shall "…assist [Aquila] in its efforts to acquire, in one or more privately negotiated transactions, [shares of Quanta's] Common Stock currently outstanding…"

  "[Quanta] shall not adopt any stockholders rights plan that could have the effect of reducing [Aquila's] Fully Diluted Ownership Ratio below 49.9%."

        Remarkably, after the members of the current Quanta board sold their shares to Aquila, they took it upon themselves to try to hold onto control of Quanta by adopting an amendment to Quanta's Poison Pill that reduced the threshold at which Aquila is permitted to own Quanta stock to 39%, approximately our current level of ownership. This obvious breach of contract has prevented Aquila from buying your stock and is the subject of an arbitration preceding that could result in Quanta owing Aquila significant monetary damages.

WE BELIEVE THE BEST COURSE FOR RESTORING VALUE AT QUANTA IS FOR STOCKHOLDERS TO SUPPORT AQUILA'S NOMINEES FOR ELECTION TO THE BOARD

        We do not believe it is in your best interest as a stockholder of Quanta to vote in favor of continuing the status quo. We firmly believe it is in the best interests of Quanta and its stockholders for you to vote in favor of our nominees and, accordingly, we urge you to sign and return Aquila's GOLD proxy card and discard Quanta's white proxy card.

On Behalf of Aquila, Inc.

Robert K. Green President and Chief Executive Officer
May 3, 2002